Exhibit 99.1

Red Robin Gourmet Burgers Reports Earnings for the Fiscal First Quarter 2007;
Receives New Financing Commitment

Greenwood Village, CO — (BUSINESS WIRE) — May 24, 2007 —Red Robin Gourmet Burgers, Inc., (NASDAQ: RRGB), a casual dining restaurant chain focused on serving an innovative selection of high-quality gourmet burgers in a family-friendly atmosphere, today reported financial results for the sixteen weeks ended April 22, 2007, announced commitments for a new credit facility, and provided updates to its litigation and the status of its previously announced Southern California franchise acquisition.

Financial and Operational Highlights

Highlights for the sixteen weeks ended April 22, 2007, compared to the sixteen weeks ended April 16, 2006, are as follows:

•                  Total revenues increased 24.5% to $212.3 million

•                  Restaurant revenue increased 25.0% to $207.1 million

•                  Company-owned comparable restaurant sales decreased 0.5%

•                  Restaurant-level operating profit was 20.1% or $41.7 million

•                  Diluted earnings per share were $0.44 in both periods, including stock compensation expense of $0.07 in 2007 and $0.08 in 2006

•                  A total of 18 new Red Robin® restaurants, 9 company-owned and 9 franchised locations were opened during the 2007 period

“While the first quarter was a challenging quarter, as we expected, the balance of the year will be influenced by the impact of our initiatives designed to reduce construction costs, improve new restaurant performance and build awareness in markets where we lack brand recognition. Our decision to slow new restaurant expansion this year while we focus on these initiatives appears to be paying off as our most recent new restaurant openings are benefiting from these efforts.  We opened our new building prototype in Georgia in April, and early indications are very favorable that we will be able to achieve our targeted savings from the cost reduction initiatives. In addition, in April we launched a national media campaign designed to enhance brand awareness and build guest loyalty. Although it is still very early in the campaign, we are encouraged by the recent positive traffic trends, and we are optimistic that over time it will drive system-wide restaurant sales, particularly in those markets where we have not had a long operating history,” said Dennis B. Mullen, chairman and chief executive officer.

As of the end of the fiscal first quarter of 2007, there were 216 company-owned and 147 franchised Red Robin® restaurants.

The Company, through its subsidiary Red Robin International, Inc., also announced today that it has received commitments from a syndicate of banks, led by Wachovia Capital Markets, LLC as sole lead arranger and bookrunner, for a new $300 million credit facility, which will replace the existing $200 million credit facility.  The amended credit facility will be comprised of a $150 million term loan and a $150 million revolving line of credit.  The amended credit agreement will also allow the Company to increase the revolving credit facility by up to an additional $100 million in the future, subject to lender participation.  The term of the agreement is for five years, with the option for up to two additional years to be added to the maturity on the revolving line of credit at the Company’s request and lenders’ participation.  The amended credit agreement will provide for more favorable borrowing rates, and will also allow the Company the ability to repurchase its stock within certain limits and to continue to finance restaurant construction, fund franchise restaurant acquisitions, and for working capital and general corporate requirements.  The Company expects to close on the expanded credit facility in the next several days.

Fiscal First Quarter 2007 Results

Comparable restaurant sales decreased 0.5% for company-owned restaurants in the fiscal first quarter of 2007 compared to the fiscal first quarter of 2006, driven by a 3.1% increase in the average guest check, which was offset by a 3.6% decline in guest counts.  Average weekly comparable sales for company-owned restaurants were $63,169 from the 151 comparable restaurants in the fiscal first quarter of 2007, compared to $65,345 for the 130 comparable restaurants in the fiscal first quarter of 2006.  Average weekly sales for the 52 non-comparable company-owned restaurants were $53,979 in the fiscal first quarter of 2007, compared to $56,916 for the 42 non-comparable restaurants in the fiscal first quarter a year ago.  Average weekly sales for the 13 restaurants acquired from the Washington franchisee were $82,514 in the fiscal first quarter of 2007.

Total Company revenues, which include company-owned restaurant sales and franchise royalties and fees, increased 24.5% to $212.3 million in the fiscal first quarter of 2007, versus $170.5 million last year.  Franchise royalties and fees increased 8.8% to $5.2 million in the fiscal first quarter of 2007 compared to $4.8 million in the same period a year ago.  Franchise royalties in the fiscal first quarter 2006 included $594,000 from royalties attributed to the 13 acquired restaurants in Washington.

The following U.S. based franchise results exclude the first fiscal quarter of 2006 results for the 13 acquired restaurants in Washington.  For the fiscal first quarter of 2007, the Company’s franchise system reported an increase in total U.S. franchise restaurant sales of 13.9% to $113.1 million, compared to $99.3 million in the prior year period.  Comparable sales in the fiscal first quarter of 2007 for franchise restaurants in the U.S. and Canada decreased 1.9% and increased 3.3% over the fiscal first quarter of 2006, respectively.  Average weekly sales in the fiscal first quarter of 2007 for the Company’s comparable franchise restaurants were $56,855 in the U.S. versus $57,166 for the same period the prior year, and C$47,501 in Canada versus C$46,064 in the same period last year.  Canadian results are in Canadian dollars.

Restaurant-level operating profit margins at company-owned restaurants were 20.1% in the fiscal first quarter of 2007 compared to 20.9% in the fiscal first quarter of 2006.  Fiscal first quarter 2007 restaurant-level operating profit margins were negatively impacted by higher restaurant operating and occupancy costs, which were somewhat offset by lower cost of sales and labor.

The Company’s restaurant-level operating profit metric does not represent income from operations or net income calculated in accordance with generally accepted accounting principles (“GAAP”). Schedule I of this earnings release reconciles restaurant-level operating profit to income from operations and net income for all periods presented.

General and administrative expense was $18.9 million in the fiscal first quarter of 2007 and $15.8 million in the fiscal first quarter of 2006, which were 8.9% and 9.3% of total revenue, respectively.

Interest expense was $2.3 million in the fiscal first quarter of 2007 and $1.1 million in the fiscal first quarter of 2006.  The increase is primarily from additional borrowings related to the July 2006 Washington franchise acquisition.

Net income for the fiscal first quarter of 2007 was $7.5 million or $0.44 per diluted share, as compared to net income of $7.4 million, or $0.44 per diluted share, in the fiscal first quarter of 2006.  Net income for the fiscal first quarter of 2007 includes $1.8 million in pre-tax stock compensation expense, or $0.07 per diluted share, after tax, while net income for the fiscal first quarter of 2006 includes $1.9 million in pre-tax stock compensation expense, or $0.08 per diluted share, after tax.

Outlook

For the fiscal second quarter of 2007, which is a twelve week quarter, the Company expects to open 8 to 9 new company-owned restaurants with the franchisees opening 1 to 2 new franchised restaurants.  Four company-owned and one new franchised restaurant have already opened during the fiscal second quarter of 2007, and 9 company-owned and 5 franchise restaurants are currently under construction.  In fiscal 2007, the Company plans to open 24 to 27 new company-owned units, while franchisees are expected to open between 15 and 17 new restaurants.

For the full year 2007, which is a 52-week fiscal period, the Company continues to expect revenues of $715 to $735 million and net income of $1.75 to $1.85 per diluted share, including the impact of Statement of SFAS No. 123R.  The impact of SFAS No. 123R for the full fiscal year of 2007 is expected to be between $0.28 and $0.30 per diluted share.

These projected fiscal year 2007 results are also based upon certain assumptions, including an expected comparable restaurant sales increase of approximately 2% to 3.5%.  Forecasted growth in annual comparable restaurant sales is expected to be concentrated in second half of the fiscal year.

The Company’s fiscal 2007 financial guidance includes the launch of a national advertising campaign.  Total 2007 spending is expected to be approximately $11.0 million to $11.5 million which will be funded by a national advertising fund, whereby each restaurant in the system, company-owned and franchised, is contributing approximately 1% of their restaurant revenue.  The company-owned restaurants began contributing an incremental 0.5% in March 2007 to the national advertising fund, with the remaining 0.5% contributions coming from the reallocation of historical marketing spending.

Update on Shareholder and Derivative Class Action Litigation

After mediation, the parties to the purported class actions, Andropolis v. Red Robin Gourmet Burgers, et al (consolidated with Baird v. Red Robin Gourmet Burgers, et al), and Wilster v. Snyder et al, have signed  memoranda of understanding providing for settlements to resolve the litigations, each settlement subject to approval by the court.  While the Company and the individual defendants continue to believe that the actions were properly dismissed by the district court, a decision was made to enter into these memoranda of understanding to avoid the burden, risk and expense that would result from the continued pursuit by plaintiffs of the appeals and underlying claims in these lawsuits.  The proposed Andropolis settlement involves a $1.5 million payment, covered by insurance, to the putative class and its counsel. The proposed Wilster settlement involves the payment of $250,000 to plaintiff’s counsel, also covered by insurance, and an agreement to adopt certain corporate governance measures. The Company expects that the proposed Andropolis settlement will be filed with the court prior to the end of May, and that the proposed Wilster settlement will be filed in late May or early June.

Update on California Franchise Restaurant Acquisition

On January 31, 2007, the Company announced its intention to acquire the assets of 17 Red Robin franchised restaurants in the state of California from Top Robin Ventures and Morite of California for a cash purchase price of approximately $47.5 million, excluding the consideration referenced below.  Based on information provided by the franchisee, these 17 restaurants earned $56.3 million in revenue in 2006. The company expects to fund the acquisition, which is expected to be accretive to earnings, through its credit facility.  An asset purchase agreement has been signed and the transaction is expected to close in the second quarter of 2007, at which time the Company expects to update its fiscal 2007 earnings guidance to include the impact from the acquired restaurants.  In addition, there is an eighteenth restaurant currently under construction in Fresno, California that will also be part of the transaction.  The Company will pay the seller consideration for all out-of-pocket construction costs related to the new restaurant, which is expected to open in July.  As previously disclosed, there is also the potential for up to an additional $3 million purchase price earn-out to be paid to the sellers assuming all 18 of the acquired restaurants achieve certain 2007 sales targets.

Investor Conference Call and Webcast

Red Robin will host an investor conference call to discuss its fiscal first quarter 2007 results today at 5:00 p.m. ET. The conference call number is (800) 811-0667.  To access the webcast, please visit www.redrobin.com and select the “Investors” link from the menu. The quarterly financial information that we intend to discuss during the conference call is included in this press release and will be available on the “Investors” link of the Company’s website at www.redrobin.com following the conference call.

About Red Robin Gourmet Burgers, Inc. (NASDAQ: RRGB)

Red Robin Gourmet Burgers, Inc., (www.redrobin.com), founded in 1969, is a casual dining restaurant chain that serves up wholesome, fun, feel-good experiences in a family-friendly environment.  Red Robin® restaurants are famous for serving more than 22 high-quality gourmet burgers in a variety of recipes with Bottomless Steak Fries®, as well as salads, soups, appetizers, entrees, desserts, and signature Mad Mixology® Beverages.  There are more than 360 Red Robin® restaurants located across the United States and Canada, which include both corporate-owned locations and those operating under franchise or license agreements.

Forward-Looking Statements

Certain information and statements contained in this press release, including those under the heading “Outlook”, are forward-looking statements. Forward-looking statements include statements regarding our expectations, beliefs, intentions, plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements which are other than statements of historical facts. These statements may be identified, without limitation, by the use of forward-looking terminology such as  “appears,” “expects,” “indications,” “forecasted”, “assumptions,” “plans,” “projected,” “will,” or comparable terms or the negative thereof. All forward-looking statements included in this press release are based on information available to the Company on the date hereof. Such statements speak only as of the date hereof and we undertake no obligation to update any such statement to reflect events or circumstances arising after the date hereof. These statements are based on assumptions believed by us to be reasonable, and involve known and unknown risks and uncertainties that could cause actual results to differ materially from those described in the statements. These risks and uncertainties include, but are not limited to, the following: our ability to achieve and manage our planned expansion, including both in new markets and existing markets; lack of awareness of our brand in new markets; higher percentage of operating weeks from non-comparable restaurants; concentration of less mature restaurants in the comp restaurant base; effectiveness of our initiative to normalize new restaurant operations;  our ability to successfully integrate acquired restaurants; our ability to attract, motivate and retain qualified team members, particularly in new markets; the effectiveness of our proposed new advertising strategy; the ability of our franchisees to open and manage new restaurants; effectiveness of our management strategies and decisions; changes in the availability and costs of food; changes in labor costs; changes in energy costs; changes in availability of capital or credit facility borrowings, including our ability to close the new amended credit facility; changes in the cost and availability of building materials and restaurant supplies; potential fluctuation in our quarterly operating results due to seasonality and other factors; the effect of increased competition in the casual dining market; changes in consumer preferences, general economic conditions or consumer discretionary spending; the costs associated with pending litigation and investigations including diversion of management time and attention and any expense related to settlement of such matters; our franchisees’ adherence to our practices, policies and procedures;  and other risk factors described from time to time in the Company’s 10-Q and 10-K filings with the SEC.

For further information contact:
Don Duffy/Raphael Gross of ICR
203-682-8200

RED ROBIN GOURMET BURGERS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands, except share amounts)
(Unaudited)

	April 22, 2007	December 31, 2006
Assets:
Current Assets:
Cash and cash equivalents	$7,094	$2,762
Accounts receivable, net	3,746	3,305
Inventories	8,627	8,486
Prepaid expenses and other current assets	8,049	5,885
Income tax receivable	4,316	5,862
Deferred tax asset	2,156	2,156
Restricted current assets—marketing funds	3,354	827
Total current assets	37,342	29,283
Property and equipment, net	369,304	351,736
Goodwill	43,517	43,496
Intangible assets, net	22,241	22,772
Other assets, net	3,362	3,311
Total assets	$475,766	$450,598

Liabilities and Stockholders’ Equity:
Current Liabilities:
Trade accounts payable	$11,647	$6,312
Construction related payables	19,101	17,839
Accrued payroll and payroll related liabilities	20,350	19,144
Unredeemed gift certificates	6,465	9,374
Accrued liabilities	17,639	15,036
Accrued liabilities—marketing funds	3,354	827
Current portion of long-term debt and capital lease obligations	1,636	1,630
Total current liabilities	80,192	70,162
Deferred rent	18,928	18,076
Long-term debt and capital lease obligations	117,807	112,341
Other non-current liabilities	4,897	6,486
Total liabilities	221,824	207,065

Commitments and contingencies
Stockholders’ Equity:
Common stock; $0.001 par value: 30,000,000 shares authorized; 16,629,996 and 16,589,248 shares issued and outstanding, respectively	17	17
Preferred stock, $0.001 par value: 3,000,000 shares authorized; no shares issued and outstanding	—	—
Treasury stock, 11,517 shares, at cost	(83)	(83)
Paid-in capital	149,634	146,614
Retained earnings	104,374	96,985
Total stockholders’ equity	253,942	243,533
Total liabilities and stockholders’ equity	$475,766	$450,598

RED ROBIN GOURMET BURGERS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(In thousands, except share amounts)
(Unaudited)

	Sixteen Weeks Ended
	April 22, 2007	April 16, 2006

Revenues:
Restaurant revenue	$207,057	$165,651
Franchise and royalty fees	5,218	4,796
Rent revenue	50	86
Total revenues	212,325	170,533

Costs and expenses:
Restaurant operating costs:
Cost of sales	47,035	38,095
Labor	71,002	57,540
Operating	34,056	25,333
Occupancy	13,253	10,073
Depreciation and amortization	12,289	9,122
General and administrative	18,933	15,847
Pre-opening costs	2,479	2,243
Total costs and expenses	199,047	158,253

Income from operations	13,278	12,280
Other expense:
Interest expense, net	2,299	1,070
Other	4	35
Total other expenses	2,303	1,105

Income before income taxes	10,975	11,175
Provision for income taxes	3,512	3,820
Net income	$7,463	$7,355
Earnings per share:
Basic	$0.45	$0.45
Diluted	$0.44	$0.44
Weighted average shares outstanding:
Basic	16,609	16,498
Diluted	16,775	16,712

RED ROBIN GOURMET BURGERS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Sixteen Weeks Ended
	April 22,	April 16,
	2007	2006
Cash Flows From Operating Activities:
Net income	$7,463	$7,355
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	12,289	9,122
Stock-based compensation expense	1,768	1,917
Other, net	92	(838)
Changes in operating assets and liabilities	4,675	9,220
Cash provided by operating activities	26,287	26,776

Cash Flows From Investing Activities:
Changes in marketing fund restricted cash	(749)	(94)
Purchases of property and equipment	(27,737)	(25,135)
Cash used in investing activities	(28,486)	(25,229)

Cash Flows From Financing Activities:
Borrowings of long-term debt	16,000	6,427
Payments of long-term debt	(10,365)	(4,491)
Proceeds from exercise of stock options and employee stock purchase plan	845	734
Excess tax benefit related to exercise of stock options	213	182
Debt issuance costs	—	(153)
Payments of other debt and capital lease obligations	(162)	(469)
Cash provided by financing activities	6,531	2,230

Net change in cash and cash equivalents	4,332	3,777
Cash and cash equivalents, beginning of period	2,762	3,340
Cash and cash equivalents, end of period	$7,094	$7,117

Supplemental Disclosure of Cash Flow Information:
Income taxes paid	$891	$1,831
Interest paid, net of amounts capitalized	3,316	766

Supplemental Disclosure of Non-Cash Items:
Purchases of property and equipment on account	$1,262	$4,093

Schedule I

Reconciliation of Non-GAAP Restaurant-Level Operating Profit to Income
from Operations and Net Income

The Company defines restaurant-level operating profit to be restaurant revenues minus restaurant-level operating costs, excluding restaurant closures and impairment costs in the event closure or impairment charges are incurred. It does not include general and administrative costs, depreciation and amortization, franchise development costs and pre-opening costs. The Company believes that restaurant-level operating profit is an important measure of financial performance because it is widely regarded in the restaurant industry as a useful metric by which to evaluate restaurant-level operating efficiency and performance. The Company excludes restaurant closure costs as they do not represent a component of the efficiency of continuing operations. Restaurant impairment costs are excluded, because, similar to depreciation and amortization, they represent a non-cash charge for the Company’s investment in its restaurants and not a component of the efficiency of restaurant operations. Restaurant-level operating profit is not a measurement determined in accordance with generally accepted accounting principles (“GAAP”) and should not be considered in isolation, or as an alternative, to income from operations or net income as indicators of financial performance. Restaurant-level operating profit as presented may not be comparable to other similarly titled measures of other companies. The table below sets forth certain unaudited information for the sixteen weeks ended April 22, 2007 and April 16, 2006, expressed as a percentage of total revenues, except for the components of restaurant operating costs, which are expressed as a percentage of restaurant revenues.

	Sixteen Weeks Ended
	April 22, 2007		April 16, 2006

Restaurant revenues	$207,057	97.5%	$165,651	97.1%
Restaurant operating costs:
Cost of sales	47,035	22.7	38,095	23.0
Labor	71,002	34.3	57,540	34.7
Operating	34,056	16.4	25,333	15.3
Occupancy	13,253	6.4	10,073	6.1
Restaurant-level operating profit	41,711	20.1	34,610	20.9

Add — other revenues	5,268	2.5	4,882	2.9
Deduct — other operating:
Depreciation and amortization	12,289	5.8	9,122	5.3
General and administrative	18,933	8.9	15,847	9.3
Pre-opening costs	2,479	1.2	2,243	1.3
Total other operating	33,701	15.9	27,212	16.0

Income from operations	13,278	6.3	12,280	7.2

Total other expenses	2,303	1.1	1,105	0.6
Provision for income taxes	3,512	1.7	3,820	2.2
Total other	5,815	2.8	4,925	2.9

Net income	$7,463	3.5%	$7,355	4.3%

Certain percentage amounts in the table above do not sum due to rounding as well as the fact that restaurant operating costs are expressed as a percentage of restaurant revenues, as opposed to total revenues.